Filed Pursuant to Rule 424(b)(3)

File Number 333-150746

PROSPECTUS SUPPLEMENT NO. 2

Prospectus Supplement dated October 21, 2008

to Prospectus declared effective on July 31, 2008

(Registration No. 333-150746)

ETELOS, INC.

This prospectus supplement dated October 21, 2008, or this “prospectus supplement,” supplements and amends our prospectus dated July 31, 2008, as supplemented and amended by Prospectus Supplement No. 1 dated August 20, 2008, relating to the offer and sale by the selling stockholders identified therein of up to 1,906,557 shares of our common stock. We refer to our prospectus dated July 31, 2008, as supplemented and amended to date, collectively as the “prospectus.” This prospectus supplement includes our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 21, 2008.

You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus. Capitalized terms used in this prospectus supplement but not otherwise defined herein shall have the meanings given to such terms in the prospectus.

Our common stock is listed on the OTC Bulletin Board under the symbol “ETLO”. The last reported sales price per share of our common stock, as reported by the OTC Bulletin Board on October 17, 2008 was $0.99.

Investing in our common stock involves a high degree of risk.
See “Risk Factors” beginning on page 6 of the prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 21, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 19, 2008

Etelos, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31081	77-0407364
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Mill Ave. South, Suite 400, Renton Washington 98057
(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (425) 458-4510

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective October 19, 2008, Jeffrey L. Garon resigned from the board of directors of Etelos, Inc., a Delaware corporation, referred to as “we”, “our”, “us” or the “Company” in this report.  As we previously reported in our Current Report on Form 8-K filed on September 24, 2008, Mr. Garon’s employment as our president and chief executive officer terminated effective September 18, 2008. At that time we appointed Daniel J.A. Kolke, chairman of our board of directors and our chief technology officer, to serve as our interim chief executive officer.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 21, 2008	ETELOS, INC.

	By:	/s/ Kennedy A. Brooks
Kennedy A. Brooks
Vice President & General Counsel